Exhibit 99.1

BI-OPTIC VENTURES INC.__________________________________

1030 Georgia Street West, Suite 1518

Vancouver, British Columbia, Canada  V6E 2Y3

Telephone: 604-689-2646

Facsimile: 604-689-1289

NEWS RELEASE

June 1, 2007 SYMBOL: TSX-BOV.H

                     OTCBB-BOVKF

Sponsorship and Private Placement

Further to the Company's news release dated April 3, 2007, Bi-Optic Ventures Inc. (the "Company") wishes to announce that it has terminated its sponsorship agreement with Gateway Securities Inc. and has entered into a new sponsorship agreement with Global Maxfin Capital Inc. ("Global").  Global has, subject to completion of satisfactory due diligence, agreed to act as sponsor to the Company in connection with the Acquisition and Reverse-Takeover of Pacific Bio-Pharmaceuticals Inc. ("Pacific").

Under the terms of the sponsorship agreement, Global will be paid $15,000 plus reimbursement for its reasonable out-of-pocket expenses and disbursements including the expense of its legal fees.  An agreement to sponsor should not be construed as any assurance with respect to the merits of the Acquisition or the likelihood of completion of the Reverse Takeover.

Amended Private Placement

The Company also wishes to announce that the terms of the private placement have been changed.  The new private placement will be a non-brokered placement of up to 4,000,000 units at a price of CDN$0.50 per unit for gross proceeds of up to CDN$2 Million.  Each Unit will consist of one common share and one-half of one transferable warrant.  Each whole warrant will be exercisable into one common share for a period of one year from closing at a price of CDN$0.65.

A finder’s fee of cash and warrants, in accordance with Exchange policies, will be paid on a portion of the placement.

Proceeds from the financing will be used to acquire new lab and office equipment, inventory, sales/marketing, and for general working capital purposes.

The Company is an NEX listed company that has been seeking a business to acquire. On completion of the Acquisition, the Company expects to be listed on Tier 2 of the TSX Venture Exchange.

Business of Pacific

Pacific is a privately held Nevada corporation with offices in California that holds rights, directly and through a license from PRB, to certain biopharmaceutical technologies that have demonstrated potential effectiveness against several influenza strains. Provisional patent applications have been made in the United States for certain aspects of the technologies.

Testing conducted in Dr. John Tam's laboratory at the Chinese University of Hong Kong demonstrated that one of the platform technology's anti-viral fractions inhibit SARS CoV infections in vitro.  This is the virus responsible for Severe Acute Respiratory Syndrome in humans.  Further testing at Institute for Antiviral Research, Utah State University demonstrated this same fraction to be effective at inhibiting avian influenza (H5N1) viral infections in MDCK cells. The Central Laboratory for Evaluation of Veterinary Biologics (CLEVB) in Cairo has been conducting animal tests (poultry) on an agricultural product based on the platform technology in order to determine its effectiveness against a variety of viruses, including avian influenza (H5N1) and Exotic Newcastle’s Disease (END); these experiments are ongoing.  The foregoing tests are not definitive and final

Exhibit 99.1

results may vary.  The technologies will require additional testing before their efficacy can be definitively determined.  In 2006, the Libyan Veterinary Central Pharmacy placed their first order of Pacific's agricultural anti-viral product for poultry.

Pacific is currently focused on developing markets outside of North America for its products for the poultry and livestock industry.  The lead product is a drinking water additive designed to inhibit animal influenza on agricultural farms. Further extensive testing may be required in order meet regulatory requirements in the countries in which Pacific intends to sell its products.

Conditions

Completion of the Acquisition is subject to a number of conditions, including but not limited to, Exchange acceptance, disinterested shareholder approval, and successful due diligence by all parties.  The transaction cannot close until the required shareholder approval is obtained.  There can be no assurance that the transaction will be completed as proposed or at all.

Investors are cautioned that, except as disclosed in the management information circular to be prepared in connection with the transaction, any information released or received with respect to the Acquisition may not be accurate or complete and should not be relied upon. Trading in the securities of the Company should be considered highly speculative. The shares of the Company will remain halted until certain requirements of the TSX Venture Exchange have been met.

The TSX Venture Exchange has in no way passed upon the merits of the proposed transaction and has neither approved nor disapproved the contents in this press release.

"Harry Chew"

Harry Chew, President

Telephone: 604-689-2646

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this news release.

This News Release contains "forward-looking statements".  These forward-looking statements include, but are not limited to, statements regarding the Company's strategic plans, potential uses for the products to be derived from the provisional patent applications described herein, timing, potential for the completion of various financings, the proposed directors, senior officers, and insiders of the Company, future issued and outstanding securities capital, change of name, and the payment of a finder's fee.  Forward-looking statements express, as at the date of this news release, the Company's plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results and the Company does not intend, and does not assume any obligation to update these forward-looking statements.  In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "intends", "anticipates" or "does not anticipate", "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved.  We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.  Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements, include, but are not limited to conclusions of economic evaluations; results of due diligence; changes in market conditions; changes in corporate status; failure of products, plants, laboratories, equipment or processes to operate as antici-pated; accidents, labor disputes and other risks of the technology industry; delays in obtaining governmental approvals or financing or in the completion of product development, testing, or patenting; environmental risks and hazards.